EXHIBIT 99

Press Release dated July 8, 1997 of Darden Restaurants, Inc.

                   RED LOBSTER TAPS TATHAM AS NEW AD AGENCY

ORLANDO, FL - Red Lobster announced it has awarded its national account to Euro RSCG Tatham in Chicago following an extensive review of its advertising and media planning.

The review process Red Lobster employed included several meetings with the agencies where strategic thinking and creative ideas were the focus. After narrowing to three agencies, the Tatham team was awarded the Red Lobster account.

"We are very excited about the possibilities with Tatham," said Wyman Roberts, Red Lobster Executive Vice President of Marketing. "Their creative insights took our very strong brand and positioned it for even more potential growth in the future. They are a very creative, talented team who work well together and will work well with us. We think it's a great fit."

Red Lobster has been conducting a thorough review of many of its key strategic initiatives designed to strengthen the company and enhance long-term performance, including the introduction of a new high flavor profile menu, optimization of its real estate portfolio, and investments in additional training for restaurant employees. The ad agency review was part of an ongoing initiative to move Red Lobster forward in an extremely competitive restaurant environment.

"We now get to work with two outstanding agencies," said Joe Lee Chairman & CEO of Darden Restaurants. "An outstanding Tatham team working with Red Lobster and an equally outstanding Grey team working with The Olive Garden."

"We were able to win this based on the strength of our people and the power of our advertising idea," said Mary Baglivo, President of Euro RSCG Tatham. "This is a great statement about the integrity of the Red Lobster group. It is a great victory for all of the people at Tatham who have given so much this year to build this agency."

Euro RSCG Tatham is a 50-year old Chicago based agency representing notable brands such as Procter and Gamble, Ralston Purina, and Sara Lee's Hillshire Farms.

Red Lobster operates 703 Red Lobster restaurants in 49 states and Canada, and is part of Darden Restaurants, Inc., headquartered in Orlando, Florida.